Exhibit 99.1

Hawthorn Bancshares Announces Sale of
Branson, MO Branch

Jefferson City, Mo. — February 14, 2018 — Hawthorn Bank, the wholly-owned subsidiary of Hawthorn Bancshares Inc. (NASDAQ: HWBK), today announced that it has completed the sale of its branch located in Branson, Missouri to Branson Bank, Branson, Missouri. Total deposits transferred were approximately $10.6 million while loans assigned to the branch were retained. The sale is expected to result in a pre-tax gain of approximately $2.1 million, subject to certain future adjustments required in the definitive agreement.

Commenting on the transaction, David T. Turner, Chairman, CEO and President of Hawthorn Bank said, “We were pleased with how smoothly this transaction was completed and are confident that Branson Bank will continue to provide the same level of service our customers have come to expect.”

Hawthorn Bank continues to operate 22 branch locations, primarily in central and west central Missouri.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact: Bruce Phelps
Chief Financial Officer
TEL: 573.761.6100 FAX: 573.761.6272
www.HawthornBancshares.com

With the exception of historical information, certain statements contained or incorporated by reference in this press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, such as those pertaining to the receipt of regulatory approval, the satisfaction of closing conditions and the closing of the proposed sale transaction. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," ""estimates," "offers," "plans," "would" or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see "Item 1A. Risk Factors" in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date of this press release or the date of any document incorporated by reference herein.